Exhibit 3.4

Code of By-Law Amendments Effective April 7, 2010

Section 4.12.                                Audit and Risk Management Committee.  The Board shall, by resolution adopted by a majority of the full Board, designate a chair and the membership of the Audit and Risk Management Committee of the Board ("Audit Committee").  The Audit Committee shall consist of not less than three members, none of whom are current officers or employees of the Corporation or any subsidiary of the Corporation and each of whom is appointed by the Board.  The members of the Audit Committee shall meet the independence and expertise requirements of the New York Stock Exchange, as the same may be in effect from time to time.  The Audit Committee shall assist the Board in monitoring the integrity of the financial statements of the Corporation, and the independence and performance of the Corporation's internal auditors and independent accountants.

Section 4.15.                                Qualifications for Continued Service, Retirement.

(a)  No director who has attained the age of seventy-two (72) years is qualified to remain a director longer than the term of office during which they turned age seventy two (72) ~~end of the month during which he or she has attained such age and shall automatically cease being a director thereafter and may not be re-nominated~~.

Code of By-Law Amendments Effective May 19, 2010

Section 4.1.                      Number and Election.  The Board shall consist of a minimum of one (1) and  a maximum of sixteen (16) members.  The actual number of directors shall be fixed from time to time by amendment to the By-Laws adopted by a majority vote of the directors then in office.

Immediately following the annual shareholder meeting on May 19, 2010, ~~T~~the Board shall consist of twelve ~~fourteen~~ (1~~4~~2) members in a single class.  Each director shall hold office until his successor is elected and qualified.  Directors need not be shareholders.

Code of By-Law Amendments Effective June 1, 2010

Section 3.3.                      Special Meetings. Special meetings of the shareholders may be called by   the Chairman, the Chief Executive Officer or the Board.  Only business within the purpose or purposes described in the meeting notice may be conducted at a special shareholders meeting.  The Board may postpone a special meeting for which notice has been given in accordance with Section 3.4 of this Article 3.

Section 3.5.                      Notice of Shareholder Business.  At any meeting of the shareholders, only such business may be conducted as shall have been properly brought before the meeting, and as shall have been determined to be lawful and appropriate for consideration by shareholders at the meeting.  To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting given in accordance with Section 3.4 of this Article 3, (b) otherwise properly brought before the meeting by or at the direction of the Board, the Chairman or the Chief Executive Officer, or (c) otherwise properly brought before the meeting by a shareholder.  For business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) above, the shareholder must have given timely notice thereof in writing to the secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal office of the Corporation, not less than ninety days nor more than one hundred twenty days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, if and only if the annual meeting is not scheduled to be held within a period that commences thirty days before such anniversary date and ends thirty days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Annual Meeting Date”), such shareholder notice shall be given in the manner provided herein by the close of business on the later of (i) the date ninety days prior to such Other Annual Meeting Date or (ii) the tenth day following the date such Other Annual Meeting Date is first publicly announced or disclosed.  A shareholder's notice to the secretary shall set forth as to each matter the shareholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting, including the text of any proposal to be presented, (b) the name and address, as they appear on the Corporation's stock records, of the shareholder proposing such business, (c) the class and number of shares of the Corporation which are beneficially owned by the shareholder, and (d) any interest of the shareholder in such business.  Only such business shall be brought before a special meeting of shareholders as shall have been specified in the notice of meeting given in accordance with Section 3.4 of this Article 3.  In no event shall the adjournment of an annual meeting or special meeting, or any announcement thereof, commence a new period for the giving of a shareholder’s notice as provided in this Section 3.5.  Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 3.5.  The person presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the By-Laws, or that business was not lawful or appropriate for consideration by shareholders at the meeting, and if he should so determine, he shall so declare to the meeting and any such business shall not be transacted.

Section 3.6.                      Notice of Shareholder Nominees.

(a)           Director Nominations.  Nominations of persons for election to the Board of the Corporation may be made at any annual meeting of shareholders by or at the direction of the Board or by any shareholder of the Corporation entitled to vote for the election of directors at the meeting. Such shareholder nominations shall be made pursuant to timely notice given in writing to the secretary of the Corporation in accordance with Section 3.5 of this Article 3.  Such shareholder's notice shall set forth, in addition to the information required by Section 3.5 as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation which are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (v) the qualifications of the nominee to serve as a director of the Corporation.  In the event the Board, the Chairman or the Chief Executive Officer calls a special meeting of shareholders for the purpose of electing one or more directors to the Board, any shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the notice of meeting, if the shareholder’s notice of such nomination contains the information specified in this Section 3.6 and shall be delivered to the secretary of the Corporation not later than the close of business on the tenth day following the day on which the date of the special meeting and either the names of the nominees proposed by the Board to be elected at such meeting or the number of directors to be elected are publicly announced or disclosed.  In no event shall the adjournment of an annual meeting or special meeting, or any announcement thereof, commence a new period for the giving of a shareholder’s notice as provided in this Section 3.6.  No shareholder nomination shall be effective unless made in accordance with the procedures set forth in this Section 3.6.  The person presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that a shareholder nomination was not made in accordance with the By-Laws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Section 4.8.                      Finance Committee.  The Board shall, by resolution adopted by a majority of the full Board, designate a chair and the membership of the Finance Committee of the Board ("Finance Committee"), which shall consist of not less than three members, including the chair.  A majority of The Finance Committee of the Board (“Finance Committee”) shall have as its only standing member the Chair of the Board, President and Chief Executive Officer (“Chair”), who shall be the chair of the Finance Committee.  The Board shall, by resolution adopted by a majority of the full Board, designate at least three other members of the Finance Committee from other Board members.  Tthe members of the Finance Committee~~, other than the Chair,~~ shall meet the independence requirements established by the Board.

The Finance Committee shall meet at such times as may be requested by the Chairman, the President and Chief Executive Officer, the chair of the Finance Committee or otherwise pursuant to authority delegated by the Board.  The purpose for the Finance Committee is to act on behalf of the Board, within parameters established by the full Board and applicable law, with respect to financing activities of the Corporation, including, as necessary or advisable, financing activities of one or more of the Corporation’s subsidiaries or affiliates.  ~~The Finance Committee shall meet only when in the reasonable judgment of the Chair it is necessary or desirable to have Board involvement in actions relating to financing activities of the Corporation, but it is either impracticable to convene a meeting of the full Board, or action by the Finance Committee has been authorized pursuant to specific delegation by the full Board.  The Finance Committee shall have all of the authority of the full Board allowed by the Act.~~ Reasonable notice of all meetings shall be given by the secretary.  A majority shall constitute a quorum of the Finance Committee.  A majority of the Finance Committee in attendance shall decide any question brought before any meeting of the Finance Committee.

The Finance Committee shall adopt a Charter consistent with these By-Laws and shall review and reassess the adequacy of its Charter annually and recommend any proposed changes to the full Board for approval.

Section 4.9.                      Nominating and Corporate Governance Committee.  The Board shall, by resolution adopted by a majority of the full Board, designate a chair and the membership of the Nominating and Corporate Governance Committee of the Board ("Governance Committee"), which shall consist of not less than three members, including the chair.

A director who is an employee (including non-employee executive officers) of the Corporation or any of its affiliates may not serve on the Governance Committee until three years following the termination of his or her employment or executive officer status, and, in the event the employment relationship or executive officer status is with a predecessor of the Corporation, the director cannot serve on the Governance Committee until three years following the termination of that employment relationship or executive officer status with the predecessor;

The Governance Committee shall have responsibility for the following matters:

(a)
searching for qualified nominees for election to the Board, and evaluating and making recommendations to the Board as to the qualifications of nominees to be submitted to the shareholders for election to the Board or considered to fill vacancies occurring from time to time on the Board;

(b)
receiving communications submitted to the Corporation from shareholders relating to nominees for director, and evaluating and making recommendations to the Board as to the qualifications of such nominees;

(c)	making recommendations concerning the composition, organization and functions of the Board;

(d)	making recommendations concerning the compensation for non-employee members of the Board;

(e)	monitoring and considering the Corporation's corporate governance practices;

(f)	reviewing periodically the performance of the full Board;

(g)	reviewing periodically the Corporation's Shareholder Rights Agreement;

(h)	reviewing periodically the Corporation's By-Laws and Articles of Incorporation;

(i)	performing succession planning with respect to the Chairman President and Chief Executive Officer; and

(j)	providing guidance with respect to the development of members of the Board.

Meetings of the Governance Committee shall be held at such times as may be requested by the Chairman, the an~~d~~ Chief Executive Officer or by the chair of the Governance Committee.  Reasonable notice of all meetings shall be given by the secretary.  A majority shall constitute a quorum of the Governance Committee.  A majority of the Governance Committee in attendance shall decide any question brought before any meeting of the Governance Committee.

Section 4.10.                                Corporate Affairs Committee.  The Board shall, by resolution adopted by a majority of the full Board, designate a chair and the membership of the Corporate Affairs Committee of the Board ("Corporate Affairs Committee"), which shall consist of not less than three members, including the chair.  Any director of the Corporation may serve on the Corporate Affairs Committee.  The Corporate Affairs Committee shall oversee the Corporation's policies, practices and procedures, as a responsible corporate citizen, including, but not limited to, the following areas:

(a)	business practices, including compliance with applicable laws and regulations;

(b)	public communications with key stakeholders, other than the financial community;

(c)	community relations, including charitable contributions and community affairs;

(d)	customer relations, including customer satisfaction and quality of customer service;

(e)	employment practices and procedures, including employer of choice, workforce diversity and compliance with employment related laws, regulations and policies; and

(f)	environmental compliance and stewardship, including adherence to environmental related laws and regulations.

Meetings of the Corporate Affairs Committee shall be held at such times as may be requested by the Chairman, the and Chief Executive Officer or by the chair of the Corporate Affairs Committee.  Reasonable notice of all meetings shall be given by the secretary.  A majority shall constitute a quorum of the Corporate Affairs Committee.  A majority of the Corporate Affairs Committee in attendance shall decide any question brought before any meeting of the Corporate Affairs Committee.

Section 4.11.                                Compensation and Benefits Committee.  The Board shall, by resolution adopted by a majority of the full Board, designate a chair and the membership of the Compensation and Benefits Committee of the Board ("Compensation Committee").  The Compensation Committee shall consist of not less than three members, including the chair, all of whom are to be "non-employee directors" within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as the same may be in effect from time to time.

The Compensation Committee shall have responsibility for the following matters:

(a)	reviewing annually the overall compensation program for the corporate officers of the Corporation and certain of its subsidiaries, including the executive officers;

(b)	approving the compensation of the executive officers, including, but not limited to, regular or periodic compensation and additional or year-end compensation;

(c)
reviewing and approving all consulting or employment contracts of the Corporation or of any subsidiary with any corporate officer, including any executive officer, or with any director, provided, that any such contract with any director must also be approved by the full Board;

(d)	serving as the granting and administrative committee for the Corporation's At-Risk Compensation Plan and, to the extent provided in such plans, all other executive and director compensation plans;

(e)
overseeing the administration of employee benefits and benefit plans for the Corporation and its subsidiaries; reviewing new benefits or changes in existing benefits; appointing from among the management of the Corporation committees to administer such employee benefits and benefit plans; and

(f)	performing such other duties as may from time to time be assigned by the full Board with respect to executive compensation.

    Meetings of the Compensation Committee shall be held at such times as may be requested by the Chairman, the and Chief Executive Officer or by the chair of the Compensation Committee.  Reasonable notice of all meetings shall be given by the secretary.  A majority shall constitute a quorum of the Compensation Committee.  A majority of the Compensation Committee in attendance shall decide any question brought before any meeting of the Compensation Committee.

Section 4.12.                                Audit and Risk Management Committee.  The Board shall, by resolution adopted by a majority of the full Board, designate a chair and the membership of the Audit and Risk Management Committee of the Board ("Audit Committee").  The Audit Committee shall consist of not less than three members, none of whom are current officers or employees of the Corporation or any subsidiary of the Corporation and each of whom is appointed by the Board.  The members of the Audit Committee shall meet the independence and expertise requirements of the New York Stock Exchange, as the same may be in effect from time to time.  The Audit Committee shall assist the Board in monitoring the integrity of the financial statements of the Corporation, and the independence and performance of the Corporation's internal auditors and independent accountants.

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee.  The Audit Committee may request any officer or employee of the Corporation, or the Corporation's outside counsel or independent accountant, to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Audit Committee shall have the responsibilities and powers set forth in its Charter.  The Audit Committee shall review and reassess the adequacy of its Charter annually and recommend any proposed changes to the full Board for approval.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles.  This is the responsibility of management, as audited by the independent accountant.

Meetings of the Audit Committee shall be held at such times as may be requested by the Chairman, the ~~and~~ Chief Executive Officer or by the chair of the Audit Committee.  Reasonable notice of all meetings shall be given by the secretary.  A majority shall constitute a quorum of the Audit Committee.  A majority of the Audit Committee in attendance shall decide any question brought before any meeting of the Audit Committee.

Section 5.1.                      Number.  The officers of the Corporation shall consist of a Chairman, President and Chief Executive Officer, ~~Chief Operating Officer and President,~~ Chief Financial Officer, Secretary, and such other officers as may be chosen by the Board at such time and in such manner and for such terms as the Board may prescribe.  ~~The Chairman and Chief Executive Officer may appoint one or more officers as he may deem necessary or advisable to carry on the operations of the Corporation.~~  The Board may appoint one or more assistant officers as it may deem necessary or advisable to carry on the operations of the Corporation.  Such appointed officer(s) or assistant officer(s) shall hold office until the next annual meeting of the Board unless removed by resolution of the Board prior to such meeting date.  Any two or more offices may be held by the same person.

Section 5.5.                      Chairman and Chief Executive Officer.   The Board shall elect one of its members to be Chairman of the Board and shall fill any vacancy in the position of Chairman at such time and in such manner as the Board shall determine. The Chairman shall preside at all meetings of the shareholders and directors, and shall have such other powers and duties as designated by the Board. If the Chairman is not present at a meeting of the Board, the Lead Director shall preside. ~~Chairman and Chief Executive Officer shall be, subject to the control of the Board, in general charge of the affairs of the Corporation and perform such other duties as the Code of By-Laws or the Board may prescribe.  He shall also preside at all meetings of shareholders and directors, discharge all the duties which devolve upon a presiding officer, and shall perform such other duties as the Code of By-Laws or Board may prescribe.~~

Section 5.6.                      President and Chief Executive Officer.  The President and Chief Executive  Officer shall have all of the powers and duties as usually pertain to such position, including the power to make and sign contracts and agreements in the name of and on behalf of the Corporation and all other powers and duties prescribed by the Board and these Code of Bylaws. The President and Chief Executive Officer of the Corporation shall have supervisory powers over all other officers of the Corporation, excluding the Chairman, and, subject to control of the Board, the business and  affairs of the Corporation. If no Chairman is elected or appointed, the President and Chief Executive Officer shall preside at all meetings of the shareholders, discharge all the duties which devolve upon a presiding officer, and shall perform such other duties as the Code of Bylaws or the Board may prescribe. ~~be, subject to the control of the Board, in charge of the daily affairs of the Corporation and shall have such powers and duties as may be determined by the Board.  If no Chairman of the Board is elected or appointed, the Chief Operating Officer shall preside at all meetings of shareholders, discharge all the duties which devolve upon a presiding officer,  and shall perform such other duties as the Code of By-Laws or Board may prescribe.~~

Section 5.8.                      The Vice-Presidents.  Each Vice-President (if one or more Vice-Presidents be elected or appointed) shall have such powers and perform such duties as this Code of By-Laws provides or as the President ~~Chairman~~ and Chief Executive Officer, from time to time, prescribe or delegate to him or her.

Section 6.1.                      Execution of Negotiable Instruments.  All checks, drafts, notes, bonds, bills of exchange and orders for the payment of money of the Corporation shall, unless otherwise directed by the Board, or unless otherwise required by law, be signed by the Treasurer and one other officer, or such other officers or employees as may be directed by the President and Chief Executive Officer.

Section 6.3.                      Endorsement of Stock Certificates.  Subject always to the further orders and directions of the Board, any share or shares of stock issued by any other Corporation and owned by the Corporation (including retired shares of stock of the Corporation) may, for sale or transfer, be endorsed in the name of the Corporation by the ~~Chief Operating Officer and~~ President and Chief Executive Officer and the Secretary.

Section 6.4.                      Voting of Stock Owned by Corporation.  Subject always to the further orders and directions of the Board, any share or shares of stock issued by any other Corporation and owned or controlled by the Corporation may be voted at any shareholder's meeting of such other Corporation by the President and Chief Executive ~~Operating~~ Officer of the Corporation or, in his absence, by the Secretary of the Corporation.  Whenever, in the judgment of the President and Chief Executive~~Operating~~  Officer, it is desirable for the Corporation to execute a proxy or give a shareholder's consent in respect to any share or shares of stock issued by any other Corporation and owned by the Corporation, such proxy or consent shall be executed in the name of the Corporation and shall be attested by the Secretary of the Corporation.  Any person or persons designated in the manner above stated as the proxy or proxies of the Corporation shall have the full right, power, and authority to vote the share or shares of stock issued by such other Corporation and owned by the Corporation the same as such share or shares might be voted by the Corporation.